Exhibit 10.15

Option No. 1393	Roper

THE BOSTON BEER COMPANY, INC.

STOCK OPTION AGREEMENT

AGREEMENT entered into effective as of January 1, 2016, by and between THE BOSTON BEER COMPANY, INC., a Massachusetts corporation (the “Company”), and Martin F. Roper, the Company’s President and Chief Executive Officer (“Mr. Roper”).

IN CONSIDERATION OF services rendered and to be rendered by Mr. Roper to the Company and of the mutual covenants and agreements contained herein, the Company and Mr. Roper hereby agree as follows:

1. Grant of Option. The Company hereby irrevocably grants to Mr. Roper an option (the “Option”) to purchase all or any part of an aggregate of Five Hundred Seventy-Four Thousand Five Hundred and Seven (574,507) shares (the “Shares”) of the Company’s Class A Common Stock, on the terms and conditions hereinafter set forth.

2. Exercise Price and Vesting of Exercisability.

(a) Exercise Price. Subject to the provisions of Sections 2(b) and 2(c), the Exercise Price (“Exercise Price”) for the Shares shall be determined by multiplying (i) $201.91 by (ii) the DJ Wilshire 5000 Index or in a successor broad market index selected by the Compensation Committee of the Company’s Board of Directors if the DJ Wilshire 5000 Index ceases to exist (in either case, the “Index”) on the close of business on the trading date next preceding each date on which Mr. Roper exercises the Option (the “Determination Date”) plus an escalation factor of 1.5% per annum (the “Escalation Factor”) divided by the Index on the close of business on December 31, 2015. The Escalation Factor is calculated for full years as 1.5% multiplied by the Index at the close of business on the last business day of the December. The Escalation Factor is calculated for partial years as 1.5% multiplied by the Determination Date day of the year divided by 365 and multiplied by the Index at the close of business on the Determination Date.

(b) Minimum Exercise Price. Notwithstanding the provisions of Section 2(a), the Exercise Price shall in all events be not less than $201.91.

(c) Cap on Option Value. Notwithstanding the provisions of Section 2(a), if the excess of (i) the closing price of the Company’s Class A Common Stock on the New York Stock Exchange or on any other exchange on which such shares may be traded, on the day next preceding a date on which Mr. Roper exercises the Option over (ii) the Exercise Price determined in accordance with Section 2(a) is greater than $150.00, the Exercise Price shall be increased to the extent necessary to reduce such excess (i.e., the excess as of the close of business on the trading date next preceding the date on which Mr. Roper exercises the Option) to $150.00.

(d) Vesting Schedule. So long as Mr. Roper continues to be employed by the Company or an affiliate of the Company, the Option shall become exercisable as follows:

	Incremental Shares Vested	Cumulative Shares Vested
January 1, 2019	114,901	114,901
January 1, 2020	114,901	229,802
January 1, 2021	114,901	344,703
January 1, 2022	114,902	459,605
January 1, 2023	114,902	574,507

(e) Vesting on Change in Control. Notwithstanding the provisions of subsection 2(d), if, within twelve (12) months after C. James Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock (a “Change in Control”), Mr. Roper’s employment with the Company or any successor employer following the Change in Control (in either case, his “Employer”) is terminated by the Employer without Cause or by Mr. Roper for Good Reason, the Option shall become immediately exercisable to the extent provided below.

If a Change in Control occurs while the Option remains in effect:

(i)	Prior to January 1, 2017	No accelerated vesting

(ii)	On or after January 1, 2017 but prior to January 1, 2018	Vesting as to 20% of the unvested Shares

(iii)	On or after January 1, 2018 but prior to January 1, 2019	Vesting as to 25% of the unvested Shares

(iv)	On or after January 1, 2019 but prior to January 1, 2020	Vesting as to 40% of the unvested Shares

(v)	On or after January 1, 2020 but prior to January 1, 2021	Vesting as to 60% of the unvested Shares

(vi)	On or after January 1, 2021 but prior to January 1, 2022	Vesting as to 80% of the unvested Shares

(vii)	On or after January 1, 2022	Vesting as to all Shares remaining unvested

(f) Definitions. For purposes of paragraph 2(e), the terms “Cause” and “Good Reason” shall have the following meanings:

“Cause” shall mean: (i) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) violating a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company; (iii) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or (iv) the misappropriation of material property belonging to the Company or its affiliates.

“Good Reason” shall mean without Mr. Roper’s written consent, (i) a reduction in his base salary; or (ii) a relocation of his principal place of work to a location more than 50 miles away from his workplace prior to the relocation; or (iii) the significant reduction of his duties or responsibilities when compared to his duties or responsibilities in effect immediately prior to the Change in Control.

3. Manner of Exercise of Option. To the extent exercisable, the Option may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the Option, to the Company, stating the number of Shares with respect to which the Option is being exercised, accompanied by payment in full of the Exercise Price for such Shares in cash. There shall be no exercise at any one time as to fewer than two thousand (2,000) Shares or all of the remaining Shares then purchasable by the person or persons exercising the Option, if fewer than two thousand (2,000) Shares.

4. Term of Option. The Option shall terminate on the sooner to occur of (i) the expiration of twelve (12) months after Mr. Roper ceases to be an employee of the Company or a successor employer following a Change in Control, regardless of the reason therefore and (ii) the close of business on December 31, 2025.

5. Non-Transferability. The right of Mr. Roper to exercise the Option shall not be assignable or transferable by Mr. Roper otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of Mr. Roper only by him or her. The Option shall be null and void and without effect upon the bankruptcy of Mr. Roper or upon any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

6. Restrictions on Issue of Shares.

(a) Notwithstanding the provisions of Section 3 hereof, the Company may delay the issuance of Shares covered by the exercise of the Option until one of the following conditions shall be satisfied:

(i) The Shares with respect to which the Option has been exercised are at the time of the issuance of such Shares effectively registered under applicable federal and state securities acts, as now in force or hereafter amended; or

(ii) Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that the issuance of such Shares is exempt from registration under applicable federal and state securities acts, as now in force or hereafter amended.

(b) In the event that for any reason the Shares to be issued upon exercise of the Option shall not be effectively registered under the Securities Act of 1933 (the “1933 Act”), upon any date on which the Option is exercised in whole or in part, the Company shall be under no further obligation to issue Shares covered by the Option, unless the person exercising the Option shall give a written representation to the Company that such person is acquiring the Shares issued to him or her pursuant to such exercise of the Option for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and that he or she will make no transfer of the same except in compliance with the 1933 Act and the rules and regulations promulgated thereunder and then in force, and in such event, the Company may place an “investment legend”, so-called, upon any certificate for the Shares which may be issued by reason of such exercise.

7. Adjustments Upon Changes in Capitalization. In the event that shares of the Company’s Class A Common Stock are changed into or exchanged for a different number or kind of securities of the Company or of another entity by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in capital stock or other securities, appropriate adjustment shall be made in the number and kind of securities as to which the Option, or any part thereof then unexercised, shall be exercisable, to the end that the proportionate interest of Mr. Roper shall remain as before the occurrence of such event; such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment in the Option price per share or other security unit.

8. Compliance with Post-Employment Obligations. Mr. Roper understands and agrees that his rights hereunder are conditioned on continued compliance with all of his obligations to the Company, including obligations to protect the confidentiality of the Company’s proprietary information and the proprietary information of any of the Company’s affiliates and not to compete with the Company or any of its affiliates after Mr. Roper’s employment with the Company or any of its affiliates has terminated. In furtherance of Mr. Roper’s understanding and agreement, Mr. Roper further agrees that, if Mr. Roper breaches any post-employment confidentiality covenants or covenants not to compete with the Company or any of its affiliates, the Company shall be entitled, in addition to any other remedies it may then have available to it, to recover all profit realized by Mr. Roper as a result of exercises of the Option during Mr. Roper ’s last twelve (12) months of employment with the Company or any of its affiliates or at any time following termination of such employment.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereto affixed by its officer thereunto duly authorized, and Mr. Roper has hereunto set his hand and seal, all as of the day and year first above written.

THE BOSTON BEER COMPANY, INC.

By:	/s/ William F. Urich
William F. Urich, Chief Financial Officer

/s/ Martin F. Roper
Mr. Roper’s Signature

Martin F. Roper
109 Chestnut Street
Weston, MA 02493